Results of November 11, 2004 and January 10, 2005 shareholder meetings
 (Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004. At that meeting consideration of certain proposals was adjourned to a final meeting held on January 10, 2005.

November 11, 2004 meeting
At the meeting, each of the nominees for Trustees was elected, as follows:


	     Votes	   Votes
	For	   Withheld
Jameson A. Baxter          10,220,391   250,907
Charles B. Curtis          10,214,649   256,649
Myra R. Drucker            10,214,624   256,674
Charles E. Haldeman, Jr.   10,214,064   257,234
John A. Hill               10,208,884   262,414
Ronald J. Jackson*         10,213,523   257,775
Paul L. Joskow             10,210,999   260,299
Elizabeth T. Kennan        10,211,523   259,775
John H. Mullin, III        10,209,713   261,585
Robert E. Patterson        10,214,046   257,252
George Putnam, III         10,212,976   258,322
A.J.C. Smith+              10,179,227   292,071
W. Thomas Stephens         10,219,322   251,976
Richard B. Worley          10,214,077   257,221

*Mr. Jackson retired from the Board of Trustees on June 10, 2005.
+Mr. Smith resigned from the Board of Trustees on January 14, 2005.


A proposal to amend funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

	        Votes	Votes		Abstentions
	  for	against
                          7,266,351      510,398          2,694,549



A proposal to amend the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

	     Votes	Votes		Abstentions
                           for            against
                          7,274,700       484,957         2,711,641



A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market was approved as follows:

	     Votes	Votes		Abstentions
                           for            against
                           7,413,438     326,399          2,731,461




January 10, 2005 meeting
A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was defeated as follows:
Votes	Votes		Abstentions
for            against
                         7,321,902       427,836       2,726,600



All tabulations are rounded to the nearest whole number.